AMENDMENT NO. 1
PARTICIPATION AGREEMENT
     This Amendment to the Participation Agreement (“Agreement”) by and among AIM Variable Insurance Funds (Invesco Variable Insurance Funds) (“AVIF”), Invesco Distributors, Inc. (“Invesco”), SunAmerica Annuity and Life Assurance Company (“LIFE COMPANY”), on behalf of itself and each of its segregated asset accounts (“Accounts”), and SunAmerica Capital Services, Inc. (“UNDERWRITER”) dated May 28, 2010 is effective this 1st day of April, 2011. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.
     WHEREAS, the parties agree to distribute the prospectuses of the Fund within AVIF pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498”); and
     WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws.
     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:
1.	For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

2.	AVIF or Invesco shall deliver to LIFE COMPANY electronic copies of both the AVIF Summary Prospectus and AVIF Statutory Prospectus for use by LIFE COMPANY. AVIF or Invesco also shall deliver to LIFE COMPANY the URL (uniform resource locator) for each AVIF Document to enable LIFE COMPANY to send a direct link to the document on the Internet by email in response to Participant requests for an electronic copy of any such document, as permitted by Rule 498(f)(1).

3.	The LIFE COMPANY may, in its sole discretion, bind together the Summary Prospectuses or Statutory Prospectuses for the Funds with Summary Prospectuses or Statutory Prospectuses for other investment options under the Contract and the Contract Prospectus(es) as long as such binding is done in compliance with Rule 498(c)(2) and any applicable guidance received from the SEC.

4.	The Trust, Invesco and Adviser each represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to AVIF and its Fund. The Trust further represents and warrants that it has appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.

5.	The Trust, Invesco and Adviser represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional Fund documents made directly to AVIF, Adviser or one of their affiliates. The Trust, Invesco and Adviser further represent and warrant that any information obtained about contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

6.	The LIFE COMPANY represents and warrants that it will respond to requests for additional Fund documents made by contract owners directly to the LIFE COMPANY or one of its affiliates in accordance with the provisions of Rule 498(f)(1). The LIFE COMPANY shall deliver the most current version of the Fund documents that it has received from AVIF.

7.	The LIFE COMPANY represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498.

8.	AVIF and Invesco and Adviser will be responsible for ensuring the integrity of the URLs and for maintaining AVIF’s and funds’ current documents on the site to which such URLs navigate.

9.	The LIFE COMPANY shall be permitted, but not required, in its sole discretion, to post a copy of AVIF’s Statutory Prospectuses and/or Summary Prospectuses on the LIFE COMPANY’s web site. Notwithstanding the foregoing, AVIF shall be and remain solely responsible for ensuring that the funds’ documents, including the Summary Prospectuses for the funds, comply with Rule 498 and any applicable guidance received from the SEC.

10.	If at any time after May 1 of each calendar year AVIF determines (i) to liquidate or merge a Fund with another variable insurance products fund and does not give the LIFE COMPANY 60 days notice of such event, or (ii) that it no longer wishes to utilize the Summary Prospectus delivery option for the Fund, then AVIF shall bear the total cost of any reprinting and rebinding of all the Summary Prospectus and Statutory Prospectuses required to comply with Rule 498(c)(2) and any applicable guidance received from the SEC or from the SEC Staff thereunder.

11.	The parties agree that all other provisions of the Participation Agreement, including the indemnification provisions, will apply to the terms of this Amendment.

12.	The parties agree that the LIFE COMPANY is not required to distribute Summary Prospectuses to its contract owners, but rather use of the Summary Prospectus will be at the discretion of the LIFE COMPANY.

13.	The AVIF shall not deem the LIFE COMPANY, by reason of executing this Amendment, to be a service provider of the Fund as that term is used in connection with Rule 38a-1 under the 1940 Act.

14.	This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature Pages to Follow]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on behalf by its duly authorized officer.
Dated as of April 1, 2011.
AIM VARIABLE INSURANCE FUNDS
(INVESCO VARIABLE INSURANCE FUNDS)

By:	/s/ John M. Serr
Name: John M. Zerr
Title: Senior Vice President
Date:

INVESCO DISTRIBUTORS, INC.

By:	/s/ John S. Cooper
Name: John S. Cooper
Title: President
Date:

SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

By:	/s/ Jana W. Greer
Name: Jana W. Greer
Title: President and Chief Executive Officer
Date:

SUNAMERICA CAPITAL SERIVCES, INC.

By:	/s/ Stephen A. Maginn
Name: Stephen A. Maginn
Title: Senior Vice President and Chief Distribution Officer
Date:

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